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                                                                     EXHIBIT 5.1

                  [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]


                                October 3, 1997



(213) 229-0000                                                     C 87217-00008

Stater Bros. Holdings Inc.
21700 Barton Road
Colton, California  92324

     Re:  Exchange of $100,000,000 9% Senior Subordinated Notes due 2004

Gentlemen:

     We have acted as special counsel to Stater Bros. Holdings Inc., a Delaware corporation (the "Company"), in connection with the proposed offer by the Company to exchange up to $100,000,000 aggregate principal amount of the Company's 9% Senior Subordinated Notes due July 1, 2004 (the "New Notes") for a like amount of the Company's 9% Senior Subordinated Notes due July 1, 2004 (the "Old Notes") which were issued July 24, 1997 in a transaction pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").

     As such counsel, we have examined, among other things, originals or copies of such documents as we deemed necessary for the purpose of rendering the opinion set forth herein, including:

     (i) the Registration Statement on Form S-4 (File No. 333-34113) originally filed on August 21, 1997 with the Securities and Exchange Commission (the "Commission") to register the New Notes under the Securities Act, as amended by amendment No. 1 to the Registration Statement, as filed with the Commission concurrently herewith (as so amended, the "Registration Statement"); and

     (ii) the Indenture governing the New Notes dated July 24, 1997 (the "Indenture") between the Company and First Trust of New York, as Trustee.
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Stater Bros. Holdings Inc.
October 3, 1997
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     Based on the foregoing examination, and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the New Notes, when duly executed and delivered by the Company and issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement and when executed and authenticated as specified in the Indenture, will be duly issued and will constitute binding obligations of the Company.

     The foregoing opinion is subject to the following assumptions, exceptions, qualifications and limitations:

     A. We express no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of changes in such laws or the interpretations thereof or in the event of changes in such facts.

     B. Our opinions set forth herein are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and court decisions affecting the enforcement of the rights of creditors, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers and preferential transfers, and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. Without limitation, we express no opinion as to the ability to obtain specific performance, injunctive relief or other equitable relief as a remedy for noncompliance with any of the Operative Documents.

     C. We express no opinion as to the legality, validity, binding nature or enforceability of any provision in any Operative Document (i) indemnifying a party, to the extent such provision may be held unenforceable as contrary to public policy, or (ii) relating to indemnification or contribution to the extent such indemnification or contribution relates to any claims made under the Federal securities laws or state securities or Blue Sky laws or is against public policy.

     D. We express no opinion as to the legality, validity, binding nature or enforceability of any provision in any Operative Document to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

     E. We express no opinion as to the legality, validity, binding nature or enforceability of any (i) waiver of unknown future rights or waiver of rights existing, or duties owed, that are
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Stater Bros. Holdings Inc.
October 3, 1997
Page 3


broadly or vaguely stated or that do not describe the right or duty purportedly waived with reasonable specificity, (ii) waiver or consent (whether or not characterized as a waiver or consent in any Operative Document) relating to the rights of the Company or duties owing to it existing as a matter of law, to the extent such waiver or consent is found to be against public policy or is ineffective pursuant to New York statutes, the law of the United States of America or other applicable law or judicial decisions; (iii) covenants (other than covenants relating to the payment of money, including payment of principal, interest, indemnities and expenses) to the extent they are construed to be independent requirements as distinguished from conditions precedent to the occurrence of an event of default; and (iv) any provisions in the Operative Documents as to choice of law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of said Registration Statement.

     This opinion has been delivered solely for your benefit in connection with the foregoing. Unless expressly provided otherwise, it may not be relied upon by any other person or entity, or by you for any other purpose, and may not be copied or quoted in whole or in part without our prior express written permission.

                              Very truly yours,


                              /s/ GIBSON, DUNN & CRUTCHER LLP

                              GIBSON, DUNN & CRUTCHER LLP